Company Contact: Michael J. Fitzpatrick Chief Financial Officer OceanFirst Financial Corp. Tel: (732) 240-4500, ext. 7506 Fax: (732) 349-5070 Email: Mfitzpatrick@oceanfirst.com	Exhibit 99.1

FOR IMMEDIATE RELEASE

OCEANFIRST FINANCIAL CORP.

ANNOUNCES QUARTERLY

FINANCIAL RESULTS

TOMS RIVER, NEW JERSEY, July 23, 2015…OceanFirst Financial Corp. (NASDAQ:“OCFC”), (the “Company”), the holding company for OceanFirst Bank (the “Bank”), today announced that diluted earnings per share increased to $0.31 for the quarter ended June 30, 2015, as compared to $0.30 for the corresponding prior year quarter. For the six months ended June 30, 2015, diluted earnings per share increased to $0.63, as compared to $0.58 for the corresponding prior year period. Diluted earnings per share for the quarter and six months ended June 30, 2015 were impacted by $0.01 due to non-recurring merger related costs relating to the acquisition of Colonial American Bank (“Colonial”) which is expected to close on July 31, 2015. Excluding these merger costs, diluted earnings per share for the six months ended June 30, 2015 increased 10.3%, as compared to the same prior year period.

Highlights for the quarter are described below.

•	Commercial loans outstanding increased $34.3 million, an annualized growth rate of 17.7%, the eighth consecutive quarter of double digit percentage growth. Over the last year, commercial loans outstanding increased $157.2 million, or 24.1%.
•	Loan growth was partly funded by a $56.2 million increase in deposits over the prior year. The deposit growth was entirely in non-interest bearing deposits which increased $57.0 million.
•	The Company received the required regulatory and stockholder approvals relating to the pending acquisition of Colonial, which operates two full service banking centers in Middletown and Shrewsbury, New Jersey with total assets of $143.2 million.

Chief Executive Officer and President Christopher D. Maher commented on the results, “We are pleased to deliver another strong quarter of commercial loan growth while maintaining our focus on underwriting standards and credit quality.” Mr. Maher added, “We have received all regulatory and shareholder approvals required for the Colonial acquisition, allowing for an expedited closing on July 31, 2015 with the systems integration before the end of the year. We look forward to welcoming the Colonial customers and enhancing our presence in the attractive Monmouth County market.”

The Company also announced that the Board of Directors declared its seventy-fourth consecutive quarterly cash dividend on common stock. The dividend for the quarter ended June 30, 2015 of $0.13 per share, representing a 42% payout ratio, will be paid on August 14, 2015 to shareholders of record on August 3, 2015.

With strong loan portfolio growth, the Bank has recently focused on expanding its funding sources. At the end of the quarter, the Bank took advantage of an opportunity to expand its Monmouth County branch presence by opening a new branch in Long Branch, New Jersey at Pier

Village. The Bank expects to open an additional branch in Jackson Township, Ocean County, in the third quarter. Both branches will be operated by universal bankers and the Jackson branch will employ advanced technology in the form of interactive teller machines, resulting in modest staffing complements.

Results of Operations

Net income for the three months ended June 30, 2015 was $5.1 million, or $0.31 per diluted share, as compared to net income of $5.1 million, or $0.30 per diluted share, for the corresponding prior year period. Net income for the six months ended June 30, 2015 increased to $10.4 million, or $0.63 per diluted share, as compared to net income of $9.8 million, or $0.58 per diluted share, for the corresponding prior year period. Net income for the three and six months ended June 30, 2015 includes non-recurring merger related costs, net of tax benefit, of $153,000 and $190,000, respectively. The increases in diluted earnings per share over the previous year periods were primarily due to lower operating expenses, higher net interest income and a reduction in average shares outstanding, partly offset by a reduction in other income. As compared to the prior linked quarter, higher net interest income and other income were offset by an increase in operating expenses.

Net interest income for the three and six months ended June 30, 2015 increased to $18.4 million and $36.6 million, respectively, as compared to $18.2 million and $36.2 million, respectively, for the same prior year periods, reflecting an increase in interest-earning assets, partly offset by a lower net interest margin. Average interest-earning assets increased $114.2 million and $103.1 million, respectively, for the three and six months ended June 30, 2015, as compared to the same prior year periods. Average loans receivable, net increased $174.2 million and $159.9 million, respectively, for the three and six months ended June 30, 2015, as compared to the same prior year periods, although this growth was partly offset by decreases in average securities of $62.1 million and $57.2 million, respectively. The net interest margin decreased to 3.23% for both the three and six months ended June 30, 2015, from 3.35% and 3.36%, respectively, for the same prior year periods. The yield on average interest-earning assets decreased to 3.61% and 3.60%, respectively, for the three and six months ended June 30, 2015, as compared to 3.67% for both prior year periods, while the cost of average interest-bearing liabilities increased to 0.46% for both the three and six months ended June 30, 2015, as compared to 0.39% and 0.38%, respectively, in the prior year periods. In anticipation of a rising interest rate environment, the Company extended its borrowed funds into higher-costing longer-term maturities. Since December 31, 2013, the Bank extended $178.3 million of short-term funding into 3-5 year maturities, extending the weighted average maturity of term borrowings from 1.3 years to 3.3 years at June 30, 2015. Despite the increase in the cost of borrowed funds, the total cost of deposits (including non-interest bearing deposits) decreased to 0.22% for the six months ended June 30, 2015, as compared to 0.24% for the corresponding prior year period.

Net interest income for the quarter ended June 30, 2015 increased $300,000 as compared to the prior linked quarter. A slight decrease in the net interest margin to 3.23%, from 3.24%, was offset by an increase in average interest-earning assets of $41.4 million. The yield on average interest-earning assets increased to 3.61% for the quarter ended June 30, 2015, from 3.60% for the prior linked quarter, while the cost of average interest-bearing liabilities increased to 0.46% from 0.45%. The asset yield benefited from the growth in higher-yielding average loans receivable of $60.3 million, as compared to the prior linked quarter, while lower-yielding average securities decreased $19.2 million.

For the three and six months ended June 30, 2015, the provision for loan losses was $300,000 and $675,000, respectively, as compared to $275,000 and $805,000, for the corresponding prior year periods. Net charge-offs decreased to $185,000 and $458,000, respectively, for the three and six months ended June 30, 2015, as compared to net charge-offs of $273,000 and $799,000, respectively, in the corresponding prior year periods. The provision exceeded net charge-offs for both the three and six months ended June 30, 2015 to account for loan growth. The provision for loan losses also decreased as compared to $375,000 in the prior linked quarter, consistent with the decline in net charge-offs to $185,000 from $273,000.

For the three and six months ended June 30, 2015, other income decreased to $4.2 million and $8.2 million, respectively, as compared to $4.8 million and $8.7 million, in the same prior year periods. In the fourth quarter of 2014, the Company sold the servicing rights on a majority of residential mortgage loans serviced for the Federal agencies, recognizing a gain of $408,000. Smaller, supplemental sales occurred in 2015 resulting in gains of $30,000 in the second quarter and $111,000 for the six months ended June 30, 2015. The sale of loan servicing caused a decrease of $167,000 and $343,000 in loan servicing income for the three and six months ended June 30, 2015, respectively, as compared to the same prior year periods but also reduced operating expenses by a similar amount. For both the three and six months ended June 30, 2014 the Company recognized a gain of $348,000 on the sale of equity securities, as compared to no gains in the current year periods.

For the three months ended June 30, 2015, other income increased $185,000, as compared to the prior linked quarter, due to increases of $170,000 in fees and service charges, $116,000 in Bankcard services revenue and $101,000 in wealth management revenue. The increases were partly offset by a lower net (loss) gain from other real estate operations of $93,000.

Operating expenses decreased to $14.4 million and $28.1 million, respectively, for the three and six months ended June 30, 2015, as compared to $14.8 million and $28.9 million, respectively, in the same prior year periods. Operating expenses for the three and six months ended June 30, 2015 include $184,000 and $234,000, respectively, in non-recurring merger related expenses relating to the pending acquisition of Colonial. Compensation and employee benefits expense decreased $431,000 and $577,000, respectively, as compared to the same prior year periods. The prior year periods included $196,000 in severance related expenses due to the Company’s strategic decision to improve efficiency in the residential mortgage loan area. Marketing expense decreased $195,000 and $453,000, respectively, for the three and six months ended June 30, 2015, as compared to the same prior year periods, due to the timing of promotions and a significant campaign in the prior year period. For the three months ended June 30, 2015, operating expenses increased $654,000, as compared to the prior linked quarter, primarily due to a $134,000 increase in non-recurring merger related expenses, an increase of $161,000 in compensation and employee benefits, a $144,000 increase in professional fees and a $141,000 increase in marketing.

The provision for income taxes was $2.8 million and $5.5 million, respectively, for the three and six months ended June 30, 2015, as compared to $2.8 million and $5.3 million, respectively, for the same prior year periods. The effective tax rate was 35.1% and 34.7%, respectively, for the three and six months ended June 30, 2015, as compared to 35.1% and 35.2%, respectively, in the same prior year periods and 34.3% in the prior linked quarter.

Financial Condition

Total assets increased by $38.4 million to $2,395.1 million at June 30, 2015, from $2,356.7 million at December 31, 2014. Loans receivable, net, increased by $84.0 million, to $1,772.9 million at June 30, 2015, from $1,688.8 million at December 31, 2014, primarily due to growth in commercial loans of $75.6 million and the purchase of a pool of performing, locally-originated, one-to-four family, non-conforming mortgage loans for $7.2 million. The increase in loans receivable, net was partly offset by a decrease in total securities of $44.6 million.

Deposits increased by $41.5 million, to $1,761.7 million at June 30, 2015, from $1,720.1 million at December 31, 2014, partly due to an increase in business deposits of $53.5 million demonstrating the value of relationship based lending. The deposit growth funded a decrease in FHLB advances of $9.6 million, to $295.6 million at June 30, 2015, from $305.2 million at December 31, 2014. Stockholders’ equity increased to $221.5 million at June 30, 2015, as compared to $218.3 million at December 31, 2014, as net income for the period was partly offset by the repurchase of 259,940 shares of common stock for $4.5 million (average cost per share of $17.13) and the cash dividend on common stock. At June 30, 2015, there were 358,458 shares available for repurchase under the stock repurchase program adopted in July of 2014. Tangible stockholders’ equity per common share was $13.25 at June 30, 2015, as compared to $12.91 at December 31, 2014.

Asset Quality

The Company’s non-performing loans totaled $20.9 million at June 30, 2015, a $2.6 million increase from December 31, 2014 but a $19.8 million decrease from June 30, 2014. The reduction from June 30, 2014 was due to the bulk sale of $23.1 million in non-performing loans in the third quarter of 2014.

Conference Call

As previously announced, the Company will host an earnings conference call on Friday, July 24, 2015 at 11:00 a.m. Eastern time. The direct dial number for the call is (888) 338-7143. For those unable to participate in the conference call, a replay will be available. To access the replay, dial (877) 344-7529, Replay Conference Number 10068755 from one hour after the end of the call until October 24, 2015. The conference call, as well as the replay, are also available (listen-only) by internet webcast at www.oceanfirst.com in the Investor Relations section.

*    *    *

OceanFirst Financial Corp.‘s subsidiary, OceanFirst Bank, founded in 1902, is a community bank with $2.4 billion in assets and twenty-four branches located in Ocean, Monmouth and Middlesex Counties, New Jersey. The Bank delivers commercial and residential financing solutions, wealth management, and deposit services throughout the central New Jersey region and is the largest and oldest financial institution headquartered in Ocean County, New Jersey.

OceanFirst Financial Corp.‘s press releases are available by visiting us at www.oceanfirst.com.

Forward-Looking Statements

In addition to historical information, this news release contains certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995 which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “will,” “should,” “may,” “view,” “opportunity,” “potential,” or similar expressions or expressions of confidence. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to: changes in interest rates, general economic conditions, levels of unemployment in the Bank’s lending area, real estate market values in the Bank’s lending area, future natural disasters and increases to flood insurance premiums, the level of prepayments on loans and mortgage-backed securities, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area and accounting principles and guidelines. These risks and uncertainties are further discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and subsequent securities filings and should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

OceanFirst Financial Corp.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(dollars in thousands, except per share amounts)

	June 30, 2015	March 31, 2015	December 31, 2014	June 30, 2014
ASSETS	(unaudited)	(unaudited)		(unaudited)
Cash and due from banks	$40,359	$34,792	$36,117	$43,817
Securities available-for-sale, at estimated fair value	30,030	30,019	19,804	32,303
Securities held-to-maturity, net (estimated fair value of $420,409 at June 30, 2015, $449,955 at March 31, 2015, $474,215 at December 31, 2014 and $485,124 at June 30, 2014, respectively)	414,625	442,829	469,417	478,389
Federal Home Loan Bank of New York stock, at cost	18,740	16,728	19,170	20,246
Loans receivable, net	1,772,879	1,736,825	1,688,846	1,631,819
Mortgage loans held for sale	1,454	6,020	4,201	1,295
Interest and dividends receivable	5,550	5,474	5,506	5,317
Other real estate owned	3,357	3,835	4,664	4,968
Premises and equipment, net	24,931	24,868	24,738	24,430
Servicing asset	487	548	701	3,772
Bank Owned Life Insurance	56,858	56,494	56,048	55,286
Deferred tax asset	15,234	15,372	15,594	15,417
Other assets	10,596	10,337	11,908	12,082

Total assets	$2,395,100	$2,384,141	$2,356,714	$2,329,141

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$1,761,675	$1,800,926	$1,720,135	$1,705,510
Securities sold under agreements to repurchase with retail customers	71,687	65,879	67,812	62,341
Federal Home Loan Bank advances	295,616	251,778	305,238	305,000
Other borrowings	27,500	27,500	27,500	27,500
Due to brokers	—	1,124	—	—
Advances by borrowers for taxes and insurance	7,845	7,485	6,323	6,896
Other liabilities	9,242	9,147	11,447	6,053

Total liabilities	2,173,565	2,163,839	2,138,455	2,113,300

Stockholders’ equity:
Preferred stock, $.01 par value, $1,000 liquidation preference, 5,000,000 shares authorized, no shares issued	—	—	—	—
Common stock, $.01 par value, 55,000,000 shares authorized, 33,566,772 shares issued and 16,722,632, 16,863,429, 16,901,653 and 17,144,693 shares outstanding at June 30, 2015, March 31, 2015, December 31, 2014 and June 30, 2014, respectively	336	336	336	336
Additional paid-in capital	267,248	266,824	265,260	264,592
Retained earnings	223,644	220,677	217,714	211,819
Accumulated other comprehensive loss	(6,587)	(6,788)	(7,109)	(6,902)
Less: Unallocated common stock held by Employee Stock Ownership Plan	(3,187)	(3,259)	(3,330)	(3,458)
Treasury stock, 16,844,140, 16,703,343, 16,665,119 and 16,422,079 shares at June 30, 2015, March 31, 2015, December 31, 2014 and June 30, 2014, respectively	(259,919)	(257,488)	(254,612)	(250,546)
Common stock acquired by Deferred Compensation Plan	(309)	(307)	(304)	(315)
Deferred Compensation Plan Liability	309	307	304	315

Total stockholders’ equity	221,535	220,302	218,259	215,841

Total liabilities and stockholders’ equity	$2,395,100	$2,384,141	$2,356,714	$2,329,141

OceanFirst Financial Corp.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

	For the Three Months Ended,			For the Six Months Ended
	June 30, 2015	March 31, 2015	June 30, 2014	June 30, 2015	June 30, 2014
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest income:
Loans	$18,548	$18,029	$17,530	$36,577	$34,776
Mortgage-backed securities	1,519	1,623	1,731	3,142	3,494
Investment securities and other	509	517	637	1,026	1,373

Total interest income	20,576	20,169	19,898	40,745	39,643

Interest expense:
Deposits	967	955	986	1,922	2,082
Borrowed funds	1,176	1,081	753	2,257	1,337

Total interest expense	2,143	2,036	1,739	4,179	3,419

Net interest income	18,433	18,133	18,159	36,566	36,224
Provision for loan losses	300	375	275	675	805

Net interest income after provision for loan losses	18,133	17,758	17,884	35,891	35,419

Other income:
Bankcard services revenue	899	783	897	1,682	1,689
Wealth management revenue	629	528	608	1,157	1,148
Fees and service charges	2,059	1,889	2,261	3,949	4,104
Loan servicing income	59	52	226	111	454
Net gain on sale of loan servicing	30	81	—	111	—
Net gain on sales of loans available for sale	185	193	219	377	351
Net gain on sales of investment securities available for sale	—	—	348	—	348
Net (loss) gain from other real estate operations	(72)	21	(107)	(51)	(139)
Income from Bank Owned Life Insurance	364	446	377	810	715
Other	18	(7)	1	11	2

Total other income	4,171	3,986	4,830	8,157	8,672

Operating expenses:
Compensation and employee benefits	7,700	7,539	8,131	15,239	15,816
Occupancy	1,242	1,454	1,364	2,696	2,828
Equipment	813	798	768	1,611	1,524
Marketing	415	274	610	689	1,142
Federal deposit insurance	506	498	538	1,004	1,083
Data processing	1,101	1,088	987	2,189	2,057
Check card processing	423	475	494	898	940
Professional fees	539	395	523	934	898
Other operating expense	1,469	1,167	1,415	2,636	2,649
Merger related expense	184	50	—	234	—

Total operating expenses	14,392	13,738	14,830	28,130	28,937

Income before provision for income taxes	7,912	8,006	7,884	15,918	15,154
Provision for income taxes	2,779	2,744	2,767	5,523	5,330

Net income	$5,133	$5,262	$5,117	$10,395	$9,824

Basic earnings per share	$0.31	$0.32	$0.31	$0.63	$0.58

Diluted earnings per share	$0.31	$0.32	$0.30	$0.63	$0.58

Average basic shares outstanding	16,401	16,476	16,740	16,433	16,812

Average diluted shares outstanding	16,593	16,637	16,822	16,613	16,946

OceanFirst Financial Corp.

SELECTED CONSOLIDATED FINANCIAL DATA

(in thousands, except per share amounts)

	At June 30, 2015	At March 31, 2015	At December 31, 2014	At June 30, 2014
STOCKHOLDERS’ EQUITY
Stockholders’ equity to total assets	9.25%	9.24%	9.26%	9.27%
Common shares outstanding (in thousands)	16,723	16,863	16,902	17,145
Stockholders’ equity per common share	$13.25	$13.06	$12.91	$12.59
Tangible stockholders’ equity per common share	13.25	13.06	12.91	12.59

ASSET QUALITY
Non-performing loans:
Real estate – one-to-four family	$4,288	$3,969	$3,115	$25,313
Commercial real estate	14,601	13,180	12,758	12,094
Consumer	1,901	2,140	1,877	3,128
Commercial and industrial	115	117	557	164

Total non-performing loans	20,905	19,406	18,307	40,699
Other real estate owned	3,357	3,835	4,664	4,968

Total non-performing assets	$24,262	$23,241	$22,971	$45,667

Delinquent loans 30 to 89 days	$7,258	$14,903	$8,960	$8,923

Troubled debt restructurings:
Non-performing (included in total non-performing loans above)	$3,832	$3,153	$2,031	$7,047
Performing	27,618	22,674	21,462	23,000

Total troubled debt restructurings	$31,450	$25,827	$23,493	$30,047

Allowance for loan losses	$16,534	$16,419	$16,317	$20,936

Allowance for loan losses as a percent of total loans receivable	0.92%	0.93%	0.95%	1.26%
Allowance for loan losses as a percent of total non-performing loans	79.09	84.61	89.13	51.44
Non-performing loans as a percent of total loans receivable	1.16	1.09	1.06	2.44
Non-performing assets as a percent of total assets	1.01	0.97	0.97	1.96

WEALTH MANAGEMENT
Assets under administration	$216,533	$217,831	$225,234	$229,289

	For the Three Months Ended,			For the Six Months Ended,
	June 30, 2015	March 31, 2015	June 30, 2014	June 30, 2015	June 30, 2014
PERFORMANCE RATIOS (ANNUALIZED)
Return on average assets	0.86%	0.89%	0.90%	0.88%	0.86%
Return on average stockholders’ equity	9.29	9.58	9.45	9.43	9.09
Net interest rate spread	3.15	3.15	3.28	3.14	3.29
Net interest rate margin	3.23	3.24	3.35	3.23	3.36
Operating expenses to average assets	2.40	2.34	2.59	2.37	2.54
Efficiency ratio	63.67	62.11	64.51	62.90	64.45

OceanFirst Financial Corp.

SELECTED LOAN AND DEPOSIT DATA

(in thousands)

LOANS RECEIVABLE

		June 30, 2015	March 31, 2015	December 31, 2014	June 30, 2014
Real estate:
One-to-four family		$749,416	$752,329	$742,090	$766,761
Commercial real estate, multi-family and land		698,286	667,770	649,951	577,061
Residential construction		52,428	48,891	47,552	46,092
Consumer		192,351	196,377	199,349	201,839
Commercial and industrial		111,229	107,476	83,946	75,215

Total loans		1,803,710	1,772,843	1,722,888	1,666,968
Loans in process		(16,073)	(16,790)	(16,731)	(16,374)
Deferred origination costs, net		3,230	3,211	3,207	3,456
Allowance for loan losses		(16,534)	(16,419)	(16,317)	(20,936)

Total loans, net		1,774,333	1,742,845	1,693,047	1,633,144
Less: mortgage loans held for sale		1,454	6,020	4,201	1,295

Loans receivable, net		$1,772,879	$1,736,825	$1,688,846	$1,631,819

Mortgage loans serviced for others		$173,090	$193,084	$197,791	$786,095
Loan pipeline:	Average Yield

Commercial	4.19%	$58,613	$43,786	$46,864	$69,535
Construction/permanent	4.12	9,309	9,332	12,674	6,369
One-to-four family	3.90	17,545	26,890	20,072	19,792
Consumer	4.53	8,059	9,333	4,585	5,045

Total	4.16	$93,526	$89,341	$84,195	$100,741

		For the Three Months Ended,			For the Six Months Ended
		June 30,	March 31,	June 30,	June 30,	June 30,
		2015	2015	2014	2015	2014
Loan originations:
Commercial	4.04%	$52,037	$69,436	$46,909	$121,473	$99,391
Construction/permanent	4.08	11,737	12,568	13,163	24,305	23,579
One-to-four family	3.59	35,524	33,344	32,252	68,868	59,990
Consumer	4.38	13,259	11,063	15,893	24,322	29,272

Total	3.94	$112,557	$126,411	$108,217	$238,968	$212,232

Loans sold		$16,788	$10,979	$10,936	$27,767	$21,206
Net charge-offs		185	273	273	458	799

DEPOSITS

	June 30, 2015	March 31, 2015	December 31, 2014	June 30, 2014
Type of Account
Non-interest-bearing	$328,175	$308,036	$279,944	$271,208
Interest-bearing checking	794,310	864,398	836,120	817,085
Money market deposit	123,017	107,937	95,663	107,365
Savings	306,079	306,291	301,190	295,133
Time deposits	210,094	214,264	207,218	214,719

	$1,761,675	$1,800,926	$1,720,135	$1,705,510

OceanFirst Financial Corp.

ANALYSIS OF NET INTEREST INCOME

	FOR THE THREE MONTHS ENDED,
	JUNE 30, 2015			March 31, 2015			JUNE 30, 2014
	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST
	(dollars in thousands)
Assets
Interest-earning assets:
Interest-earning deposits and short-term investments	$28,636	$6	0.08%	$28,249	$5	0.07%	$26,563	$4	0.06%
Securities (1) and FHLB stock	490,760	2,022	1.65	509,998	2,135	1.67	552,851	2,364	1.71
Loans receivable, net (2)	1,762,995	18,548	4.21	1,702,720	18,029	4.24	1,588,815	17,530	4.41

Total interest-earning assets	2,282,391	20,576	3.61	2,240,967	20,169	3.60	2,168,229	19,898	3.67

Non-interest-earning assets	112,445			111,904			118,551

Total assets	$2,394,836			$2,352,871			$2,286,780

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Transaction deposits	$1,273,717	238	0.07	$1,278,783	240	0.08	$1,257,291	247	0.08
Time deposits	212,160	729	1.37	205,569	715	1.39	215,148	739	1.37

Total	1,485,877	967	0.26	1,484,352	955	0.26	1,472,439	986	0.27
Borrowed funds	365,804	1,176	1.29	336,578	1,081	1.28	330,933	753	0.91

Total interest-bearing liabilities	1,851,681	2,143	0.46	1,820,930	2,036	0.45	1,803,372	1,739	0.39

Non-interest-bearing deposits	307,528			297,453			252,395
Non-interest-bearing liabilities	14,707			14,695			14,530

Total liabilities	2,173,916			2,133,078			2,070,297
Stockholders’ equity	220,920			219,793			216,483

Total liabilities and stockholders’ equity	$2,394,836			$2,352,871			$2,286,780

Net interest income		$18,433			$18,133			$18,159

Net interest rate spread (3)			3.15%			3.15%			3.28%

Net interest margin (4)			3.23%			3.24%			3.35%

	FOR THE SIX MONTHS ENDED,
	JUNE 30, 2015			JUNE 30, 2014
	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST
	(dollars in thousands)
Assets
Interest-earning assets:
Interest-earning deposits and short-term investments	$28,443	$11	0.08%	$27,940	$10	0.07%
Securities (1) and FHLB stock	500,326	4,157	1.66	557,573	4,857	1.74
Loans receivable, net (2)	1,733,024	36,577	4.22	1,573,135	34,776	4.42

Total interest-earning assets	2,261,793	40,745	3.60	2,158,648	39,643	3.67

Non-interest-earning assets	112,176			117,212

Total assets	$2,373,969			$2,275,860

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Transaction deposits	$1,276,265	477	0.07	$1,289,760	610	0.09
Time deposits	208,882	1,445	1.38	215,427	1,472	1.37

Total	1,485,147	1,922	0.26	1,505,187	2,082	0.28
Borrowed funds	351,272	2,257	1.29	307,227	1,337	0.87

Total interest-bearing liabilities	1,836,419	4,179	0.46	1,812,414	3,419	0.38

Non-interest-bearing deposits	302,490			231,631
Non-interest-bearing liabilities	14,701			15,604

Total liabilities	2,153,610			2,059,649
Stockholders’ equity	220,359			216,211

Total liabilities and stockholders’ equity	$2,373,969			$2,275,860

Net interest income		$36,566			$36,224

Net interest rate spread (3)			3.14%			3.29%

Net interest margin (4)			3.23%			3.36%

(1)	Amounts are recorded at average amortized cost.
(2)	Amount is net of deferred loan fees, undisbursed loan funds, discounts and premiums and estimated loss allowances and includes loans held for sale and non-performing loans.
(3)	Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average interest-earning assets.